                                                                  Exhibit 10.2



===============================================================================



                            POWER PURCHASE AGREEMENT

                                     BETWEEN

                          EL PASO MERCHANT ENERGY, L.P.

                                       AND

                             CEDAR BRAKES II, L.L.C.

                                      DATED
                                      AS OF

                                 OCTOBER 1, 2001


===============================================================================

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
ARTICLE I  DEFINITIONS...........................................................................1
ARTICLE II  GENERAL CONDITIONS OF DELIVERY AND ACCEPTANCE OF ELECTRIC ENERGY AND CAPACITY........5
         Section A  General Conditions...........................................................5
         Section B  Sale of Energy...............................................................6
         Section C  Sale of Capacity.............................................................6
         Section D  Exceptions to Obligation to Accept Energy and Capacity.......................6
         Section E  Distribution Surcharges......................................................7
         Section F  Ancillary Services...........................................................7
ARTICLE III  TERM; EFFECTIVENESS.................................................................8
         Section A  Term.........................................................................8
         Section B  Conditions Precedent.........................................................8
ARTICLE IV  PURCHASE PRICE AND PAYMENT CONDITIONS................................................8
         Section A  Energy and Capacity Rates....................................................8
         Section B  Transmission of Energy.......................................................9
         Section C  Binding Rate.................................................................9
ARTICLE V  DELIVERY OF ENERGY AND CAPACITY.......................................................9
         Section A  Scheduling...................................................................9
         Section B  Rate of Delivery............................................................10
         Section C  Minimum Energy Deliveries...................................................10
         Section D  Make-up Energy Deliveries...................................................11
         Section E  Seller's Failure to Deliver Energy and Capacity.............................11
         Section F  Seller's Failure to Deliver Annual Quantity.................................13
ARTICLE VI  BILLING AND PAYMENT.................................................................14
         Section A  Statement...................................................................14
         Section B  Financial Settlement........................................................14
ARTICLE VII  METERING/RECORDS...................................................................15
ARTICLE VIII  [RESERVED]........................................................................15
ARTICLE IX  [RESERVED]..........................................................................15
ARTICLE X  LIABILITY............................................................................15
ARTICLE XI  FORCE MAJEURE.......................................................................16
ARTICLE XII  INDEMNIFICATION....................................................................17
ARTICLE XIII  REPRESENTATION AND WARRANTIES.....................................................18
ARTICLE XIV  EVENTS OF DEFAULT AND BREACH OF CONTRACT...........................................20
         Section A  Default by Seller...........................................................20
         Section B  Remedies....................................................................20
ARTICLE XV  ARBITRATION.........................................................................21
ARTICLE XVI  ENTIRE AGREEMENT...................................................................23
ARTICLE XVII  ASSIGNMENT/TRANSFER...............................................................23
ARTICLE XVIII  [RESERVED].......................................................................24
ARTICLE XIX  [RESERVED].........................................................................24
ARTICLE XX  CHOICE OF LAW.......................................................................24
ARTICLE XXI  CAPTIONS...........................................................................24

ARTICLE XXII  COUNTERPARTS......................................................................25
ARTICLE XXIII  MISCELLANEOUS....................................................................25
ARTICLE XXIV  RESERVATIONS......................................................................25
ARTICLE XXV  SURVIVAL OF OBLIGATIONS............................................................26
ARTICLE XXVI  NOTICES...........................................................................26


Exhibit 1  Annual Energy Deliveries
Exhibit 2  Contract Rates
Exhibit 3  Delivery Point Adjustment
Exhibit 4  Reserved
Exhibit 5  Consent to Assignment
Exhibit 6  Guaranty

                            POWER PURCHASE AGREEMENT

         This Power Purchase Agreement (this "Agreement") is made and entered into this 1st day of October, 2001, by and between El Paso Merchant Energy, L.P., a Delaware limited partnership ("Seller") and Cedar Brakes II, L.L.C. (formerly known as Cedar Brakes IV, L.L.C.), a Delaware limited liability company (the "Buyer") (each individually referred to as a "Party" and collectively as "Parties").

                                    RECITALS

         WHEREAS, Public Service Electric and Gas Company ("PSE&G") and Buyer have entered into an Amended and Restated Power Purchase Agreement dated May 23, 2001 (the "Amended and Restated PPA"), providing for the sale by Buyer and the purchase by PSE&G of capacity and energy.

         WHEREAS, Buyer is entering into this Agreement in order to be able, inter alia, to assure itself of a supply of capacity and energy sufficient to meet its obligations under the Amended and Restated PPA; and

         WHEREAS, Seller is willing to perform the various obligations set forth herein in accordance with the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the recitals and mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         The following terms when used herein with capitalization shall have the following meanings, unless a different meaning shall be expressly stated:

         "AAA" means the American Arbitration Association as defined and described in Article XV.

         "Agreement" means this Power Purchase Agreement between Seller and
Buyer.

         "Alternate Delivery Point" means any Delivery Point other than the Camden Delivery Point or, at any time until and including October 31, 2008, the Bayonne Delivery Point.

         "Amended and Restated PPA" has the meaning set forth in the Recitals.

         "Annual Quantity" means an annual quantity of Energy required to be delivered hereunder in each calendar year as set forth in Exhibit 1. The Annual Quantity for the calendar year ending on December 31, 2001 shall be prorated based on the Effective Date.

         "Annua1 Shortfall Credit" means the credit calculated in accordance with Article V(E).

         "Bayonne" means Cogen Technologies NJ Venture.

         "Bayonne Delivery Point" means the existing point of physical connection of the Bayonne Facility to the Public Service System as further defined in the Bayonne Interconnection Agreement.

         "Bayonne Facility" means the gas-fired combined cycle power plant and all appurtenant structures and equipment that, Bayonne owns/leases, operates and maintains, for the purpose of generating electricity, steam and/or other forms of useful thermal energy output.

         "Blended Locational Marginal Price" for any hour equals (1) until and including October 31, 2008, 78% of the real-time locational marginal price at the Camden Delivery Point for the hour plus 22% of the real-time locational marginal price at the Bayonne Delivery Point for the hour and (2) thereafter the real-time locational marginal price at the Camden Delivery Point for the hour.

         "Camden" means Camden Cogen L.P.

         "Camden Delivery Point" means the existing point of physical connection of the Camden Facility to the Public Service System as further defined in the Camden Interconnection Agreement.

         "Camden Facility" means the gas-fired combined cycle power plant and all appurtenant structures and equipment that Camden owns/leases, operates and maintains, for the purpose of generating electricity, steam and/or other forms of useful thermal energy output.

         "Capacity" has the meaning given in Article II(C).

         "Contract Rate" means the applicable rate in dollars per MWh set forth in Exhibit 2.

         "Curtailed Energy Deliveries" has the meaning given in Article V(D).

         "Delivery Point" means any of: (i) the Camden Delivery Point; (ii) until and including October 31, 2008, the Bayonne Delivery Point, or (iii) any alternate point of delivery in the PJM System of which Seller notifies Buyer (any of which is referred to herein as the "Delivery Point").

         "Delivery Point Adjustment" means the adjustment to the Contract Rate to be made pursuant to Article IV(B) and calculated in accordance with Exhibit 3.

         "Distribution Surcharges" has the meaning given in Article II(E).

         "Eastern Prevailing Time" means Eastern Standard Time or Eastern Daylight Savings Time, as applicable, in New York, New York.

         "Effective Date" has the meaning given in Article III(A).

         "Energy" means electric energy measured in kilowatt-hours (or megawatt-hours), sixty hertz, balanced three phase alternating current at the nominal voltage of the Delivery Point.

         "Energy Shortfall Liquidated Damages" has the meaning given in Article V(F).

         "FERC" means the Federal Energy Regulatory Commission.

         "Financia1 Settlement Energy" has the meaning given in Article VI(B).

         "Financial Settlement Notice" has the meaning given in Article VI(B).

         "Financial Settlement Price" has the meaning given in Article VI(B).

         "Financier" or "Lender" means any individual(s) or entity(ies) and any representative(s) or trustee(s) for any such individual(s) or entity(ies)): (i) providing financing to El Paso Merchant Energy Holding Company or Buyer or any entity controlling, controlled by or under common control with such entity, in respect of the transactions in this Agreement, including without limitation in the form of (a) term or interim debt or subordinated debt financing; (b) the establishment and/or maintenance of working capital requirements; and/or (c) any refinancing or take-out of any such loan(s); and/or (ii) participating as an equity investor in such transactions; and/or (iii) any lessor under a lease finance arrangement.

         "Guarantor" means El Paso Corporation.

         "Guaranty" has the meaning given in Article III(B).

         "Hourly Shortfall" has the meaning given in Article V(E).

         "Hourly Shortfall Credit" means the credit calculated in accordance with Article V(E).

         "Interconnection" means the physical facilities interconnecting the Camden Facility or the Bayonne Facility, as the case may be, with the Public Service System as further described in the applicable Interconnection Agreement.

         "Interconnection Agreements" means the Interconnection Agreement between Buyer and Camden (being the "Camden Interconnection Agreement") and the Interconnection Agreement between Buyer and Bayonne (being the "Bayonne Interconnection Agreement"), each providing for the Interconnection of the Camden Facility or the Bayonne Facility, as the case may be, with the Public Service System.

         "Late Payment Rate" has the meaning given in Article V(F).

         "Liquidated Damages Rate" means the applicable rate in dollars per MWh set forth in Exhibit 2.

         "Make-up Energy Deliveries" has the meaning given in Article V(D).

         "Month" means the calendar month commencing at 12:00.01 a.m. Eastern Prevailing Time on the first day of the calendar month and concluding at midnight Eastern Prevailing Time on the final day of the same calendar month.

         "Monthly Schedule" has the meaning given in Article V(A).

         "NERC" means North American Electric Reliability Council or any successor thereto.

         "NJBPU" means the New Jersey Board of Public Utilities.

         "Non-Summer Hourly Minimum" means a quantity of Energy equal to (1) 50 MWh per hour until and including October 31, 2008, and (2) thereafter, 39 MWh per hour.

         "Non-Summer On-Peak Minimum Quantity" means a quantity of Energy equal to (1) 460,445 MWh until and including October 31, 2008, and (2) thereafter, 359,147 MWh.

         "Non-Summer Period" has the meaning given in Article V(C).

         "OATT" means the Open Access Transmission Tariff filed by PJM with the FERC on July 14, 1997, in Docket No. OA97-261-000 as amended effective April 1,1998, as further amended modified or superseded from time to time, under which transmission service is provided within the PJM Control Area.

         "Off-Peak Hour" means an hour occurring in the Off-Peak Period.

         "Off-Peak Period" means all other hours of a week exclusive of the On-Peak Period.

         "On-Peak Hour" means an hour occurring in the On-Peak Period.

         "On-Peak Period" means the period commencing with hour beginning 0700 through hour ending 2300 (Eastern Prevailing Time) Monday through Friday, excluding NERC holidays.

         "Party" has the meaning set forth in the introductory paragraph of this Agreement.

         "PJM Operating Agreement" means the agreement governing the PJM Interconnection, L.L.C. dated June 2, 1997, as amended December 31, 1997, as in effect from time to time, together with all amendments and supplements thereto.

         "PJM System" means Transmission Facilities under which transmission service is provided within the PJM Control Area, as each such term is defined in the PJM Operating Agreement.

         "PJM Tariff" means the PJM Open Access Transmission Tariff.

         "PSE&G" means Public Service Electric and Gas Company.

         "Public Service System" means the transmission, subtransmission and distribution facilities owned, operated and maintained by PSE&G, including the Interconnection.

         "PURPA" means the Public Utility Regulatory Policies Act of 1978.

         "RAA" means the PJM Reliability Assurance Agreement dated June 2, 1997, as in effect from time to time, together with all amendments and supplements thereto.

         "Scheduled Delivery Shortfall Credit" means the credit calculated in accordance with Article V(E).

         "Seasonal Shortfall" has the meaning given in Article V(E).

         "Seasonal Shortfall Credit" means the credit calculated in accordance with Article V(E).

         "Summer Hourly Minimum" means a quantity of Energy equal to (1) 165 MWh until and including October 31, 2008, and (2) thereafter, 130 MWh.

         "Summer On-Peak Minimum Quantity" means a quantity of Energy equal to
(1) until and including October 31, 2008, 185 MWh per hour multiplied by the number of On-Peak Hours during the Summer Period and (2) thereafter 144 MWh per hour multiplied by the number of On-Peak Hours during the Summer Period.

         "Summer Period" has the meaning given in Article V(C).

         "System Emergency" means the existence of a physical or operational condition and/or the occurrence of an event on the Public Service System (or PJM System) which in PSE&G's judgment is: (i) imminently likely to endanger life or property; or (ii) impairs and/or imminently will impair: (a) PSE&G's ability to discharge its statutory obligation(s) to provide safe, adequate and proper service to its customers; and/or (b) the safety and/or reliability of the Public Service System (or PJM System). System Emergency shall include a minimum generation emergency declaration by PJM that meets the requirements specified in the previous sentence.

                                   ARTICLE II

                       GENERAL CONDITIONS OF DELIVERY AND
                   ACCEPTANCE OF ELECTRIC ENERGY AND CAPACITY

                                   SECTION A
                               GENERAL CONDITIONS

         Seller agrees to deliver and Buyer agrees to accept, during the term of this Agreement, Energy and Capacity delivered by Seller, subject to and in accordance with the terms of this Agreement. Seller may provide Energy and Capacity to Buyer, at Seller's sole option, from any source of supply.

                                   SECTION B
                                 SALE OF ENERGY

         Seller will sell and deliver to Buyer Energy that is scheduled and delivered by Seller in accordance with Article V, and Buyer will purchase and accept delivery of such Energy at the Delivery Point(s). The annual quantities of Energy which Seller shall schedule and deliver in each calendar year during the term of this Agreement commencing with the Year 2001 are set forth in
Exhibit 1 (such quantity for each year, the "Annual Quantity"). The Annual Quantity applicable to the initial calendar year of the term of this Agreement (if a partial calendar year) shall be adjusted by multiplying the applicable Annual Quantity for such year times the number of days in such partial calendar year divided by 365 days.

                                   SECTION C
                                SALE OF CAPACITY

         Seller shall arrange for capacity credits applicable to the PJM Control Area (as defined in the PJM Open Access Tariff) to be made available to Buyer from Capacity Resources (as defined in the RAA) ("Capacity"), which may include at Seller's option Capacity provided by the Camden Facility, the Bayonne Facility or from other sources of such capacity, such that Buyer shall be credited by PJM with at least one hundred and eighty-nine (189) MW per day of such Capacity credits through October 31, 2008 and at least one hundred forty-nine (149) MW per day of such Capacity credits from November 1, 2008 through the end of the term of this Agreement. Seller shall take all necessary steps utilizing PJM's "eCapacity" mechanism, or as otherwise may be required by PJM, such that Buyer's account with PJM shall reflect such Capacity credits as of the Effective Date and at all times throughout the term hereof. Buyer agrees to cooperate with Seller in making any submittals required by PJM.

         The amount of Capacity credits to be provided to Buyer hereunder is based on the methodology currently specified in the RAA. If such methodology is no longer used by PJM, the minimum quantity of Capacity credits Seller is required to provide hereunder (restated in terms of the new unit of measurement) shall be calculated based upon the aggregate operation of the Camden Facility and twenty-two percent (22%) of the Bayonne Facility during the twelve (12) Month period from January 1, 1998, through December 31, 1998, or such shorter period ending as of December 31, 1998, as may be specified in the new measurement methodology. If the RAA and the PJM Operating Agreement no longer require Buyer to obtain such Capacity credits, Seller shall provide Capacity to Buyer in an amount equal to the amount specified in the measurement methodology in effect immediately prior to the cancellation of such requirement.

                                   SECTION D
                       EXCEPTIONS TO OBLIGATION TO ACCEPT
                               ENERGY AND CAPACITY

         Notwithstanding the above, and without derogating from the provisions of Article XI, Buyer shall be excused from accepting all or a portion of Seller's Energy and Capacity in the event of a System Emergency.

         Where practicable, Buyer shall give Seller any advance notice Buyer receives from PSE&G of any interruption, curtailment or reduction effected pursuant to this Article II(D), the circumstances requiring or necessitating the interruption, curtailment or reduction of Buyer's acceptance of Energy and Capacity and, if able, the reasons therefor, and the extent and duration thereof. In the event Buyer is unable, for any reason, to give Seller advance notice of such an interruption, curtailment or reduction of such acceptance of the Energy and Capacity, Buyer shall, as soon thereafter as practicable, contact Seller to confirm such interruption, curtailment or reduction, explaining the circumstances requiring or necessitating the interruption, curtailment or reduction, and, if able, furnish the reasons therefor and the extent and duration thereof. At Seller's request, Buyer shall use reasonable efforts to secure from PSE&G and provide to Seller written notice explaining the circumstances requiring or necessitating any interruption, curtailment or reduction of service effective pursuant to this Article II(D). Buyer will promptly notify Seller when the reason for the interruption, curtailment or reduction no longer exists and Buyer shall promptly resume the acceptance of the Energy and Capacity as and to the extent PSE&G resumes acceptance of Energy and Capacity under the Amended and Restated PPA.

         In the event acceptance of the Energy and Capacity is interrupted, curtailed or reduced by Buyer for any reason specified in this Article II(D), Buyer agrees to exercise Buyer's rights under the Amended and Restated PPA to cause PSE&G to use its best efforts (consistent with PSE&G's existing obligations to restore service to its retail and wholesale customers) to correct any condition and to restore acceptance of such power upon the cessation of any System Emergency. Seller expressly agrees that Buyer is not liable for damages of any kind to Seller or any third party due to Buyer's failure to accept the Energy and Capacity for any of the reasons expressed above.

                                   SECTION E
                             DISTRIBUTION SURCHARGES

         Seller shall pay Buyer for the amount of any Distribution Surcharges payable to PSE&G pursuant to Article II(E) of the Amended and Restated PPA within two (2) business days of receipt of a written invoice from Buyer with respect to such Distribution Surcharges. Seller shall pay any amounts due pursuant to this Article II(E) into an account of Buyer or to Buyer's designee in accordance with written instructions provided by Buyer to Seller.

                                   SECTION F
                               ANCILLARY SERVICES

         Seller shall have no obligation to provide ancillary services to Buyer except for operating reserves as set forth in Article IV(B).

                                   ARTICLE III

                               TERM; EFFECTIVENESS

                                    SECTION A
                                      TERM

         This Agreement shall become effective upon the Effective Date of the Amended and Restated PPA (the "Effective Date"). The term of this Agreement shall be from the Effective Date until and including March 5, 2013. This Agreement may be terminated by Buyer, on ten (10) days prior written notice to Seller, if the Amended and Restated PPA is terminated for any reason. This Agreement may be terminated by Seller on ten (10) days prior written notice to Buyer, if Buyer fails to make the payment required in Article VI hereof, and such failure continues for a period of thirty (30) days after written notice thereof has been given by Seller to Buyer; provided, that Seller shall have no right to terminate this Agreement pursuant to this sentence if the reason for such non-payment results directly or indirectly from Seller's failure to perform under this Agreement.

                                   SECTION B
                              CONDITIONS PRECEDENT

         On or before the Effective Date, Seller shall deliver to Buyer:

         (1) a consent to assignment of this Agreement duly executed by Seller, in substantially the form set forth in Exhibit 5.

         (2) a guarantee of Seller's obligations under this Agreement duly executed by Guarantor in favor of Buyer, in substantially the form set forth in Exhibit 6 (the "Guaranty").

         Upon satisfaction or waiver of the last such condition precedent to be satisfied or waived, the Parties shall promptly affirm in writing that all conditions precedent have been satisfied. In the event the conditions precedent are not satisfied, or waived by the Party responsible for obtaining them, within 360 days of execution of this Agreement, either Party at its option may notify the other Party of its election to terminate this Agreement and upon receipt of such notice, this Agreement shall be terminated.

                                   ARTICLE IV

                      PURCHASE PRICE AND PAYMENT CONDITIONS

                                   SECTION A
                            ENERGY AND CAPACITY RATES

         The rates payable by Buyer for Energy and Capacity delivered or deemed delivered during the term of this Agreement are set forth in Exhibit 2. The payment for Energy and Capacity shall be calculated based on delivery of Energy by Seller as scheduled by Seller in accordance with Article V, and shall be billed in accordance with Article VI.

                                   SECTION B
                             TRANSMISSION OF ENERGY

         Seller shall be responsible for arranging transmission of all Energy that is delivered to Buyer hereunder and paying for all related transmission charges, congestion costs and any necessary operating reserves to each Delivery Point. If during any hour during a Month, either (1) Energy is delivered to an Alternate Delivery Point or (2) the ratio of the quantity of Energy delivered to the Camden Delivery Point during the hour to the quantity of Energy delivered to the Bayonne Delivery Point during the same hour is not in the ratio of 78% to 22%, then a Delivery Point Adjustment shall be used to adjust the amount due for Energy delivered during such hour. The Delivery Point Adjustment shall be calculated in accordance with Exhibit 3. If the Delivery Point Adjustment exceeds the delivery price for such Energy (such excess amount, the "Delivery Point Excess"), the payment to Seller with respect to the corresponding billing period shall be reduced by a credit in the amount of the Delivery Point Excess against the amount payable by Buyer for the next succeeding Month; provided, that if the amount of the credit is greater than the amount payable by Buyer for a single Month, Seller shall pay to Buyer an amount equal to such excess portion of the credit (each, an "Article IV(B) Payment").

                                   SECTION C
                                  BINDING RATE

         Each Party, having entered into this Agreement in good faith, hereby waives all rights on its part now existing or hereafter arising to undertake any proceeding for the purpose of having the purchase rate, as calculated in this
Article IV, set aside or adjusted as being unjust and unreasonable.

                                   ARTICLE V

                         DELIVERY OF ENERGY AND CAPACITY
                                   SECTION A
                                   SCHEDULING

         Not later than seven (7) business days prior to the commencement of each calendar Month, Seller shall provide Buyer with a non-binding schedule of proposed deliveries of Energy for each hour of the upcoming Month (the "Monthly Schedule").

         Notwithstanding the quantities set forth in a Monthly Schedule, on the business day preceding the day of delivery of such Energy, Seller shall provide Buyer with a final daily schedule for deliveries of Energy no later than the time that is two hours prior to the time that PJM requires submission of final schedules. The volumes set forth in the final daily schedules may vary from each other and from the volumes set forth in Monthly Schedules, provided, that Seller shall schedule for delivery in any calendar year, an amount which equals the Annual Quantity specified in Article II(B) for such calendar year.

         In the event Seller fails to furnish a final daily schedule or a Monthly Schedule on or before the time specified in the second paragraph of this
Article V(A), the scheduled delivery of Energy shall be deemed to be that specified in the Monthly Schedule last delivered by Seller.

         Any Monthly Schedule or final daily schedule shall be consistent with the requirements of this Article V.

         Buyer hereby appoints Seller to be and act as its agent to do and perform the scheduling obligations under this Agreement and such other things as may be necessary or convenient thereto. As agent for Buyer for such scheduling obligations, Seller is authorized to act for Buyer for such scheduling obligations, Seller is authorized to act for Buyer in its own name or in the name of Buyer, as deemed necessary or advisable by Seller.

                                   SECTION B
                                RATE OF DELIVERY

         Seller may deliver Energy and Financial Settlement Energy at a rate up to 200 MWh per hour until and including October 31, 2008, and 156 MWh per hour thereafter, provided, that in any hour in which Make-up Energy Deliveries are scheduled in accordance with Article V(D), the rate of delivery may be up to 250 MWh per hour until and including October 31, 2008, and 195 MWh per hour thereafter.

         Seller shall schedule and deliver Energy at the same delivery rate during all On-Peak Hours in any day and at the same delivery rate during all Off-Peak Hours in any day, provided, that (i) the delivery rate for On-Peak Hours may vary from that for Off-Peak Hours in any day and (ii) the delivery rate for On-Peak Hours in any day may vary from that for On-Peak Hours in any other day.

                                   SECTION C
                            MINIMUM ENERGY DELIVERIES

         During the Months of June, July, August and September of each year (the "Summer Period"), Seller shall schedule and deliver to Buyer (1) at least the Summer Hourly Minimum during each hour of the Summer Period and (2) during the On-Peak Hours in the Summer Period an aggregate at least equal to the Summer On-Peak Minimum Quantity.

         During the period of the year which is not included in the Summer Period (the "Non-Summer Period"), Seller shall schedule and deliver to Buyer (1) at least the Non-Summer Hourly Delivery during each hour in the Non-Summer Period and (2) during the On-Peak Hours of the Non-Summer Period an aggregate at least equal to the Non-Summer On-Peak Minimum Quantity.

         During each calendar year, Seller shall schedule and deliver to Buyer Energy in an aggregate amount equal to the Annual Quantity.

         The foregoing delivery amounts shall be prorated for any partial delivery period.

                                   SECTION D
                            MAKE-UP ENERGY DELIVERIES

         If Seller is unable to deliver Energy or Buyer is unable to accept delivery of Energy which has been scheduled by Seller in accordance with Article V(A) above, due to an event of Force Majeure or due to the occurrence of an event set forth in Article II(D) ("Curtailed Energy Deliveries"), Seller shall have the obligation to reschedule deliveries of make-up quantities of Energy equivalent to such Curtailed Energy Deliveries during comparable periods during the remainder of the Month in which the event occurred ("Make-up Energy Deliveries"). If Seller is unable to deliver Energy or Buyer is unable to accept delivery of Energy which has been rescheduled by Seller in accordance with the immediately preceding sentence, Seller shall have the obligation to reschedule deliveries of make-up quantities of Energy equivalent to such undelivered Energy during comparable periods during the remainder of the Month in which the event occurred. If Seller is unable to reschedule such Energy due to an event of Force Majeure or due to the occurrence of an event set forth in Article II(D), Seller shall have the obligation to reschedule the delivery of such make-up Energy quantities in respect of the Curtailed Energy Deliveries during comparable periods during the immediately following Month. To the extent that Seller fails to (i) deliver scheduled quantities of Energy or (ii) in the case of Curtailed Energy Deliveries under this Article V(D), reschedule and deliver any such make-up quantities with respects to Curtailed Energy Deliveries in the immediately following Month, to the extent that Buyer is permitted to reschedule and deliver such Make-up Energy Deliveries in any subsequent Month under the Amended and Restated PPA, Seller shall be obligated to reschedule the delivery of such Make-up Energy Deliveries during comparable periods during such subsequent Month.

         For the purposes of this Article V(D), rescheduled Energy deliveries shall be deemed to be made during a comparable period if the rescheduled deliveries are effected during the hours in which the curtailments occurred (e.g., similar On-Peak Hours if the curtailment occurred during On-Peak Hours and similar Off-Peak Hours if the curtailment occurred during Off-Peak Hours).

                                   SECTION E
                 SELLER'S FAILURE TO DELIVER ENERGY AND CAPACITY

         If Seller fails for reasons other than a Force Majeure event or in the event of an occurrence described in Article II(D), to deliver all or part of the scheduled Energy at the Delivery Point, and PSE&G under the Amended and Restated PPA permits Buyer to reschedule and deliver such Energy, Seller shall have the obligation to reschedule delivery of such Energy. In the event that Seller fails to deliver all or part of the Energy scheduled for delivery hereunder or fails to schedule sufficient Energy to comply with Article V(C) hereunder, the payment to Seller with respect to the corresponding billing period shall be reduced by one or more of the following credits against the amount payable by Buyer for the next succeeding Month; provided, that (1) if the amount of the Scheduled Delivery Shortfall Credit, the Hourly Shortfall Credit, the Seasonal Shortfall Credit and/or the Annual Shortfall Credit is greater than the amount payable by Buyer for a single Month, Seller shall pay to Buyer the amount of such excess portion of the credit(s) (each, an "Article V(E) Energy Payment") on or before the last business day of the following Month, 2) the Scheduled Delivery Shortfall Credit and the Hourly Shortfall Credit shall be calculated after the end of each Month, (3) the Seasonal Shortfall Credit for the Summer Period shall be calculated during October and (4) the Seasonal Shortfall Credit for the Non-Summer Period and the Annual Shortfall Credit shall be calculated during January of each calendar year for the prior calendar year. These credits shall be calculated as follows:

         (i) Scheduled Delivery Shortfall Credit. If Seller fails to deliver any quantities of Energy scheduled for delivery under Article V(A) hereof, the Scheduled Delivery Shortfall Credit shall be determined by multiplying the shortfall in scheduled Energy deliveries by the difference (if positive) between (a) the amounts paid by Buyer (or by PSE&G if Buyer fails to replace the scheduled Energy) to third parties to procure energy to replace the scheduled Energy which Seller failed to deliver, using commercially reasonable efforts under the circumstances, less
                (b) the applicable Contract Rate for such Energy.

         (ii) Hourly Shortfall Credit. The Hourly Shortfall Credit shall equal, for each hour in which Seller fails to schedule at least the Summer Hourly Minimum or the Non-Summer Hourly Minimum, as the case may be, the shortfall in the scheduled Energy quantity (the "Hourly Shortfall") multiplied by the difference (if positive) between (a) the Blended Locational Marginal Price for the applicable hour less (b) the Contract rate for such Energy.

         (iii) Seasonal Shortfall Credit. If Seller fails during any Summer Period or Non-Summer Period to schedule at least the Summer On-Peak Minimum or the Non-Summer On-Peak Minimum, as the case may be, in accordance with Article V(C) hereof, the Seasonal Shortfall Credit shall equal the shortfall in scheduled Energy quantities (the "Seasonal Shortfall") multiplied by the difference (if positive) between (a) the average of the Blended Locational Marginal Prices for the On-Peak Hours during the Summer Period or Non-Summer Period, as the case may be, less (b) the Contract Rate for such Energy; provided, however, that in calculating the Seasonal Shortfall Credit, the Seasonal Shortfall for a period shall be reduced by the amount of all Hourly Shortfalls during the period.

         (iv) Annual Shortfall Credit. If Seller fails during a calendar year to schedule at least the Annual Quantity during the calendar year, the Annual Shortfall Credit shall equal the amount, if any, of the shortfall in scheduled Energy quantities multiplied by the difference (if positive) between (a) the average of the Blended Locational Marginal Prices for all hours during the calendar year less (b) the Contract Rate for such Energy; provided, however, that in calculating the Annual Shortfall Credit, the amount of the shortfall in scheduled Energy quantities for the calendar year shall be reduced by the amount of (1) all Hourly Shortfalls during the year plus (2) all Seasonal Shortfalls during the year.

         (v) Capacity Credit. If Seller fails for reasons other than a Force Majeure or in the event of an occurrence described in Article II(D), during any Month to provide all or part of the Capacity to Buyer pursuant to Article II(C) hereof, Buyer shall use reasonable commercial efforts to purchase replacement capacity in the amount of such shortfall, and Seller will be obligated to reimburse Buyer for all such replacement costs. In the event that Buyer, in spite of using reasonable commercial efforts, is unable to purchase such Capacity shortfall, then the payments due to Seller in respect of that Month shall be reduced by a credit against the amount payable by Buyer for the next succeeding Month in an amount equal to the deficiency charge, if any, or other charges, as applicable, payable by Buyer under Article V(E) of the Amended and Restated PPA; provided, however, that if the amount of the credit is greater than the amount payable by Buyer for a single Month, Seller shall pay to Buyer the amount of such excess portion of the credit (an "Article V(E) Capacity Payment") on or before the last business day of the following Month

         The foregoing liquidated damages and the damages pursuant to Article V(F) hereof shall be the sole damages to which Buyer shall be entitled as the result of any failure by Seller to schedule or deliver Energy or to provide Capacity under this Agreement, subject to Articles X and XIV.

                                   SECTION F
                   SELLER'S FAILURE TO DELIVER ANNUAL QUANTITY

         If Seller does not deliver the Annual Quantity (as may be adjusted for any partial calendar year) required to be delivered pursuant to Articles II(A), II(B) and V(C) hereof in any calendar year, then in addition to any amounts to be credited to Buyer by Seller under Article V(E) hereof, Seller shall pay to Buyer for such calendar year, as damages and not a penalty and as part of the consideration for this Agreement, an amount (the "Energy Shortfall Liquidated Damages") equal to the product of (i) the difference between (1) the Annual Quantity for such calendar year and (2) the Energy delivered by Seller for such calendar year multiplied by (ii) the difference between (1) the liquidated damages rate for such calendar year set forth on Exhibit 2, hereof and (2) the contract rate for such calendar year set forth on Exhibit 2, hereof. Buyer shall prepare and present to Seller on or before the fifth (5th) day of February of the succeeding calendar year a statement of the Energy Shortfall Liquidated Damages due and payable, if any, by Seller for the preceding calendar year in accordance with the terms hereof. Seller shall pay such Energy Shortfall Liquidated Damages on or before the fifth (5th) day after receipt of the invoice from Buyer into an account of Buyer in accordance with written instructions provided by Buyer to Seller. If the payment is not received by the due date specified above, Seller shall pay to Buyer an interest charge on unpaid amounts which shall accrue daily from the due date until the date upon which payment is made at the then current late payment charge for commercial customers prescribed in PSE&G's Standard Terms and Conditions as may be amended from time to time (the "Late Payment Rate").

                                   ARTICLE VI

                               BILLING AND PAYMENT

                                   SECTION A
                                    STATEMENT

         Buyer shall prepare and present to Seller, on or before the fifth day of the second subsequent Month, a statement and payment for Energy and Capacity delivered to Buyer during the Month in accordance with Article IV. Such statement shall indicate (1) the total MWhs of Energy delivered during the Month for both the On-Peak Period and the Off-Peak Period and the applicable Contract Rates, (2) any Delivery Point Adjustment applicable in respect of the prior Month, (3) any applicable credits, (4) the total amount of Financial Settlement Energy deemed to be delivered during the Month and (5) the amount due to or from Seller in respect of Financial Settlement Energy.

         If the payment is not received by the due date specified above, Buyer shall pay to Seller an interest charge on unpaid amounts which shall accrue daily from the due date until the date upon which payment is made at the Late Payment Rate.

         In the event Seller disputes any statement, Seller shall present the dispute in writing and submit supporting documentation to Buyer within a twenty
(20) day period from receipt of such statement. Upon receipt of notice of the dispute and supporting documentation, Buyer shall have thirty-five (35) days from receipt of such notice to resolve any dispute with Seller. In the event the dispute is not resolved within the thirty-five (35) day period, either Party may submit the matter to arbitration for resolution in accordance with Article XV. The disputed amount of any statement disputed by Seller, in accordance with the provisions of this Article VI, which is ultimately determined to be due and owing by Buyer to Seller, from the date originally due shall, until payment, accrue interest at the Late Payment Rate.

         Buyer shall have the right to set off against any and all amounts owed by Buyer to Seller pursuant to this Agreement any and all amounts owed by Seller to Buyer or by Guarantor to Buyer under the Guaranty.

                                   SECTION B
                              FINANCIAL SETTLEMENT

         A "Financial Settlement Notice" is a written notice given by a Party to the other Party not later than two hours before PJM's deadline for next-day deliveries and specifying the hour(s) during which Energy will not be physically delivered under this Agreement and an amount of Energy with respect to each specified hour ("Financial Settlement Energy"), which may not, together with the Energy delivered during such hour, exceed the maximum delivery rate specified in
Article V(B) for the hour permitted hereunder.

         If either Party gives a Financial Settlement Notice and the other Party agrees, then (1) quantities identified as Financial Settlement Energy shall not be scheduled or delivered as Energy hereunder during any hour specified in the Financial Settlement Notice provided Seller may in such hour schedule and deliver Energy in accordance with this Agreement subject to the maximum delivery rates specified in Article V(B) and (2) all Financial Settlement Energy shall be deemed to have been scheduled, delivered and accepted for purposes of (i) calculating the credits set forth in Article V(E) and (ii) the maximum delivery rates specified in Article V(B) with Financial Settlement Energy offsetting and thereby reducing the amount of Energy that Seller is entitled to deliver within such delivery rates. The Financial Settlement Price for each MWh of Financial Settlement Energy relating to an hour specified in the Financia1 Settlement Notice shall equal the difference between (1) the Contract Rate for the hour minus (2) the Blended Locational Marginal Price for the hour. If the Financia1 Settlement Price for Financial Settlement Energy relating to an hour is a positive amount, Buyer shall pay Seller the Financial Settlement Price for each MWh of such Financial Settlement Energy. If the Financial Settlement Price for Financial Settlement Energy relating to an hour is a negative amount, Seller shall pay Buyer an amount equal to the number of MWh of such Financial Settlement Energy times the Financial Settlement Price.

         Notwithstanding anything in this Agreement to the contrary, neither Party may agree to a Financial Settlement Notice unless Buyer and PSE&G shall have agreed to such a Financial Settlement Notice under Article VI(B) of the Amended and Restated PPA.

                                  ARTICLE VII

                                METERING/RECORDS

         Metering of Energy and Capacity shall be conducted in accordance with the requirements of the PJM Operating Agreement, including with respect to verification of deliveries by or on behalf of Seller at the Delivery Points.

                                  ARTICLE VIII

                                   [RESERVED]

                                   ARTICLE IX

                                   [RESERVED]

                                   ARTICLE X

                                   LIABILITY

         (a) Neither Party nor its officers, directors, partners, agents, servants, employees, affiliates, parent, subsidiaries or respective successors or assigns shall be liable to the other Party (except as provided for in Article V or as otherwise provided for in this Agreement) for claims for incidental, special, direct, indirect or consequential damages whether such damages claim is based on a cause of action based in warranty, negligence, strict liability, contract, operation of law or otherwise except where such claim for damages arises out of, relates to or results from the gross negligence of such Party or the willful disregard by a Party of its obligations under this Agreement; provided, however, that Buyer shall have the right to seek to recover from Seller (i) direct damages upon the occurrence of an Event of Default, which has been established pursuant to and in accordance with Article XIV, (ii) damages required to be set-off against the amount payable by PSE&G under Article (V)(E) of the Amended and Restated PPA and (iii) indemnification payments required to be made by Buyer to PSE&G under Article XII or Article XIII of the Amended and Restated PPA.

         (b) Notwithstanding anything in this Agreement to the contrary, in the event of the termination of the Amended and Restated PPA prior to the termination of this Agreement, the Parties hereby agree that Seller shall in no such event be liable to Buyer under this Agreement (including without limitation, liability imposed pursuant to Articles V(E), V(F), XII, XIII and XIV hereof) unless Seller would have been liable to Buyer hereunder if the Amended and Restated PPA were in full force and effect.

                                   ARTICLE XI

                                  FORCE MAJEURE

         An event of "Force Majeure" as used herein means an event beyond the reasonable control of the Party claiming Force Majeure which events may include but are not limited to: acts of God; strikes, lockouts or other similar such industrial disturbances; acts of the public enemy, wars, civil disturbances, blockades, military actions, insurrections or riots; landslides, floods, washouts, lightning, earthquakes, tornadoes, hurricanes, blizzards or other storms or storm warnings; explosions, fires, sabotage or vandalism; mandates, directives, orders or restraints of any governmental, regulatory or judicial body or agency (other than mandates, directives, orders or restraints either sought, approved or not contested by the Party asserting Force Majeure or issued in any bankruptcy or insolvency proceeding for the relief the Party asserting Force Majeure); any catastrophic physical failures or disruptions of the PJM transmission system; breakage, defects, malfunctioning, or accident to machinery, equipment, materials or lines of pipe or wires; freezing of machinery, equipment, materials or lines of pipe or wires; inability or delay in the obtaining of materials or equipment; inability to obtain or utilize any permit, approval, easement, license or right-of-way; events of Force Majeure as defined under and declared by either party to the Amended and Restated PPA; provided, that an event shall be deemed to be an event of Force Majeure hereunder only to the extent that is deemed to be so pursuant to the Amended and Restated PPA (whether or not the Amended and Restated PPA is in full force and effect).

         An event of Force Majeure shall not include (i) failures of the equipment of the Party claiming Force Majeure which are due to (a) wear and tear and (b) defects in manufacture, design or construction; (ii) any increase in the cost of electricity supplies or costs associated with transmission system operation, maintenance or congestion; (iii) unavailability of Capacity and/or Energy from any source, regardless of price, for delivery to the Delivery Point (except in the event of a System Emergency); (iv) interruption in service by a transmission provider unless; (a) the Party contracting with such transmission provider shall have made arrangements with such transmission provider for the firm transmission, as defined under the transmission provider's tariff, of the Energy to be delivered hereunder, and (b) such interruption is due to an emergency or to an event of force majeure as defined under the transmission provider's tariff; or (v) any change in economic conditions not caused by a Force Majeure event.

         In the event Buyer or Seller is rendered unable, wholly or in part, by an event of Force Majeure, to perform any obligation it has under this Agreement, it is agreed that, upon Buyer or Seller giving notice and full particulars of such event of Force Majeure to the other Party, as soon thereafter as practicable, the obligations of Buyer or Seller, so far as they are affected by such event of Force Majeure, shall be suspended during the continuance of any inability or incapacity so caused, but for no longer period than such event of Force Majeure (a) has suspended the parties obligations under the Amended and Restated PPA or (b) in the event that the Amended and Restated PPA is no longer in full force and effect, would have suspended the parties obligations under the Amended and Restated PPA as if it had remained in effect; provided, however, neither Party shall be relieved from any obligation to make any payment to the other required under this Agreement. The Party claiming Force Majeure shall use best efforts to remedy the cause of the Force Majeure with all reasonable dispatch.

         Notwithstanding anything herein to the contrary, the obligations of Seller under this Agreement to schedule and deliver the Annual Quantity shall not be excused or suspended by an event of Force Majeure.

         Neither Party shall be liable to the other for any claim(s), loss(es), damage(s), liability(ies) or expense(s) sustained or incurred by Buyer or Seller, arising out of, relating to, or resulting from Buyer's or Seller's inability or incapacity to perform its obligations under this Agreement due to any event of Force Majeure, as herein defined.

                                  ARTICLE XII

                                 INDEMNIFICATION

         Seller shall indemnify and hold harmless Buyer and each and every one of its officers, agents, servants and employees, its successors and assigns of, from and against any and all claims, demands and suits, actions, and liabilities, losses, damages, and/or judgments, which may arise therefrom, as well as against any fees, costs, charges or expenses which Buyer, its officers, agents, servants and employees, its successors and assigns, incur in the defense of any such claims, suits, actions or similar such demands made or filed by any third-party, which in any manner arise out of, relate to, or result from negligence, strict liability or breach of this Agreement by Seller; including, but not limited to, the design, construction, engineering, installation, operation, maintenance, repair, replacement, supervision, inspection, testing, protection, reinforcement, reconstruction, decommissioning, removal, use, control or ownership of its facilities and claims, suits, actions or similar demands made or filed by PSE&G against Buyer pursuant to the Amended and Restated PPA (including, without limitation, any claims, suits, actions or demands made or filed by PSE&G pursuant to Articles XII, XIII and XIV of the Amended and Restated PPA).

         In case a claim is asserted or action brought against Buyer as to which it believes it is entitled to indemnification under this Article XII, Buyer shall promptly notify Seller in writing of such claim or action. Prompt notice as contemplated in the preceding sentence shall mean such notice as would be required to enable Seller to assert and prosecute appropriate defenses relative to such claim or such action in a timely fashion. Upon receipt of such notice request for indemnification, Seller shall promptly make a determination of whether it believes it is required to indemnify and shall promptly notify Buyer in writing of that determination. If Seller determines that it is required to indemnify Buyer pursuant to this Article XII, then Seller shall assume the defense of such claim or action, including the employment of counsel and shall assume thereafter the payment of all costs and expenses relative to the defenses of such claim or action. Buyer shall cooperate in all reasonable respects with Seller in the defense of such claim or action. Buyer shall have the right, at its own expense, to employ separate counsel in any such action and to participate in the defense thereof. Seller shall not be liable for any settlement of any such claim or action effected without its consent. Before settling any claim or action, Seller shall demonstrate to Buyer that it has sufficient financial means or has made adequate arrangements to make all payments under any such settlement as and when due. Notwithstanding anything herein to the contrary, in the event that a claim for indemnification hereunder relates to a claim for indemnification made by PSE&G under Article XII or
Article XIII of the Amended and Restated PPA or a claim for damages made by PSE&G under Article XIV thereof, then within five (5) days of receipt of a written notice from Buyer to Seller that states that Buyer is required to pay indemnity payments or damages pursuant to the Amended and Restated PPA and sets forth the amount of such indemnity payments or damages, Seller shall pay such amounts into an account of Buyer in accordance with written instructions provided by Buyer to Seller.

                                  ARTICLE XIII

                          REPRESENTATION AND WARRANTIES

         Seller makes the following representations and warranties:

         (a) Seller is a corporation duly organized, validly existing, in good standing and qualified to do business under the laws of Delaware, and it has the corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and carry out the transactions contemplated hereby, and to perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

         (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not in any material respect conflict with or constitute a breath of or a default under, any obligation under any agreement by which Seller is bound, any of the terms, conditions or provisions of any law, any order of any court or other agency of government, the certificate of incorporation or by-laws of Seller.

         (c) All corporate actions required to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes its legal, valid and binding obligation enforceable in accordance with its terms.

         (d) Except for filing with FERC and FERC acceptance of this Agreement for filing, all governmental approvals, consents and permits that are required for the execution, delivery and performance of this Agreement by Seller have been duly obtained or made, are final and are in full force and effect, and are not subject to any appeal or further judicial or administrative proceedings.

         (e) There are no actions, suits or proceedings at law or in equity by or before any governmental authority, arbitral tribunal or other body (other than proceedings of general applicability to the electrical generation, transmission and distribution industry and proceedings in the ordinary course of business to obtain governmental authorizations) pending or threatened against or affecting Seller or any property of Seller or brought or asserted by Seller in any court or before any arbitrator of any kind or before or by any governmental authority which relate in any manner to this Agreement and could reasonably be expected to have a material adverse effect on Seller, Seller's ability to perform its obligations under this Agreement or the validity or enforceability of this Agreement.

         (f) In the event of any conflict between the terms of this Agreement and the terms of the PJM Tariff or the Amended and Restated PPA, the terms of this Agreement shall prevail and be binding between the Parties without modification thereby.

         Seller further warrants and shall be obligated to supply to the Delivery Points Energy and Capacity free and clear of any liens and/or adverse claims which might attach to said Energy and Capacity prior to supply and receipt by Buyer. Seller agrees to indemnify and hold harmless Buyer against any and all claims, demands, suits, actions, costs, and liabilities, damages, losses and/or judgments arising out of, relating to or resulting from any such adverse claim or lien, as well as against any fees, costs, charges or expenses which Buyer might incur in the defense of any such claim, suit, action or similar such demand made or filed by such person, its successors or assigns, asserting such adverse claim. In effecting the right of or obligation to indemnify pursuant to and in accordance with the provisions of this Article XIII, the procedural provisions set forth in Artic1e XII shall govern. Notwithstanding anything herein to the contrary, in the event that a claim for indemnification hereunder relates to a claim for indemnification made by PSE&G under Article XIII of the Amended and Restated PPA, then within five (5) days of receipt of a written notice from Buyer to Seller that states that Buyer is required to pay indemnity payments pursuant to Article XII of the Amended and Restated PPA and sets forth the amount of such indemnity payments, Seller shall pay such amounts into an account of Buyer in accordance with written instructions provided by Buyer to Seller.

                                  ARTICLE XIV

                    EVENTS OF DEFAULT AND BREACH OF CONTRACT

                                   SECTION A
                                DEFAULT BY SELLER

         Seller shall be in default under this Agreement upon the happening or occurrence of any of the following events or conditions, each of which shall be deemed to be an "Event of Default," and each of which shall be considered a breach of contract for purposes of this Agreement unless it is cured in accordance with the provisions specified below:

         1. Seller breaches or fails to observe or perform any of the material obligations, covenants, conditions, services or responsibilities under this Agreement, unless, within twenty-five (25) days after written notice from Buyer specifying the nature of such breach or failure, Seller either cures such breach or failure or, if such cure cannot be completed within twenty-five (25) days, provides Buyer with a plan reasonably acceptable to Buyer to cure such breach or failure and commences and diligently pursues such plan.

         2. There is an assignment for the benefit of Seller's creditors, or Seller is adjudged bankrupt, or a petition is filed by or against Seller under the provisions of any state insolvency law or under the provisions of the federal bankruptcy laws, or the business or principal assets of Seller are placed in the hands of a receiver, assignee or trustee, or Seller is dissolved, or Seller's existence is terminated, or its business is discontinued; provided, however, that the events described in this Article XIV(A)(2) shall not constitute an Event of Default or otherwise affect the validity of this Agreement, so long as the terms, covenants and conditions of this Agreement on the part of Seller are performed, and in such event, this Agreement shall continue to remain in full force in accordance with the terms contained herein.

         3. Seller takes any actions which prevent Buyer from performing any of the material obligations, covenants, conditions, responsibilities or services under this Agreement, unless, within twenty-five (25) days after written notice from Buyer specifying the nature of such action or failure to act, Seller either cures such action or failure to act, or, such cure cannot be completed within twenty-five (25) days, provides Buyer with a plan reasonably acceptable to Buyer to cure such breach or failure and commences and diligently pursues such cure.

         4. Seller fails to (i) deliver Energy and Capacity to Buyer for two hundred and forty (240) out of three hundred and sixty-five (365) days for any reason other than Force Majeure or a curtailment in accordance with Article II(D) and fails to pay the liquidated damages associated with such failure as set forth in Article V(E) or (ii) pay when due Energy Shortfall Liquidated Damages or other payments required to be paid hereunder.

                                   SECTION B
                                    REMEDIES

         In the event that Buyer claims that an Event of Default has occurred, Buyer shall provide Seller with written notice thereof (hereinafter referred to as Notice of Breach). The Notice of Breach shall state the basis for such claim and any remedy sought. The Parties shall have twenty-five (25) days within which to resolve the dispute via negotiation. If within such twenty-five (25) day period after service of the Notice of Breach, the Parties are unable to resolve their differences by negotiation, either Party shall have the right to submit the dispute for resolution to either arbitration or to any regulatory body having jurisdiction, such arbitration proceeding to be joined with any arbitration proceeding under the Amended and Restated PPA to the extent required by Article XIII.

         The nature and extent of any damage incurred or sustained by Buyer, as a result of any Event of Default shall be determined and calculated as of the date the Event of Default commenced, taking into account Buyer's obligation to act in a commercially reasonable manner to mitigate damages.

         Except as otherwise provided in this Article XIV, neither Party shall refuse to make, suspend or delay any payment(s) otherwise required to be made under this Agreement or refuse to carry out any of its obligations under this Agreement for or an account of or as a result of an alleged breach of this Agreement or Event of Default.

         Any waiver by Buyer of any breach or Event of Default shall be deemed to extend only to the particular breach or Event of Default waived and shall not limit or otherwise affect any right(s) that Buyer may have with respect to any other or future breach or Event of Default, whether of a similar or different nature.

                                   ARTICLE XV

                                   ARBITRATION

         Any controversy, dispute or claim between the Parties to this Agreement, which the Parties are unable to resolve by negotiation or over which any regulatory body lacks jurisdiction or declines to initiate proceedings, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), then in effect, and the provisions of this Article XV. If either Party chooses arbitration, no suit at law that seeks to resolve any controversy, dispute or claim between the Parties shall be instituted by either Party hereto, except where such suit is instituted to confirm an arbitration award received pursuant to this Article XV. However, nothing contained herein shall deprive either Party of any right to: (i) obtain injunctive or other equitable relief in any court in the State of New Jersey, on an interim basis pending disposition of the arbitration of any controversy, dispute or claim if such relief is available under applicable principles of law and equity; and/or (ii) assert any crossclaim, or third-party claim in any suit at law instituted by a third-party; and/or (iii) file and prosecute any complaint at and with the regulatory agency having jurisdiction or make and prosecute any claim or position in any filing made with such regulatory agency by either Party or some third-party.

         Any controversy, dispute or claim submitted to arbitration shall be settled by arbitration in Newark, New Jersey in accordance with the laws of the State of New Jersey. Any award entered pursuant to such arbitration shall be binding on both Parties and judgment upon the award rendered or received may be entered in the Superior Court of the State of New Jersey pursuant to N.J.S.A. 2A:24-1 et seq.

         Exclusive jurisdiction relative to the entry of judgment on any arbitration award relative to any controversy or claim between the Parties shall be in any court of appropriate subject matter jurisdiction located in New Jersey, and the Parties to this Agreement expressly subject themselves hereby to the personal jurisdiction of said court for entry of any such judgment and for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment.

         The controversy or claim to be arbitrated shall be referred to three
(3) arbitrators, one to be selected by each Party and the third to be selected by the AAA. The selections to be made by the Parties shall be made from the list of the National Panel of Arbitrators maintained by the AAA. The arbitrator to be selected by the AAA shall be qualified to pass on any technical or engineering matters and shall be independent of and acceptable to both Buyer and Seller. All decisions and awards shall be made by a majority of the arbitrators, except for decisions relating to discovery as set forth herein.

         In the event any arbitrator dies, or refuses to act, or becomes incapable, incompetent or unfit to act before hearings have been completed and/or before an award has been rendered, a successor arbitrator may be selected by the Party who originally made the selection. The selection of the successor arbitrator shall be made consistent with the selection procedure set forth in the preceding paragraph.

         The arbitrators selected pursuant to this Agreement shall be governed by and apply the laws of the State of New Jersey and federal law, as applicable, in conducting any arbitration proceeding and/or in making any award.

         Notice of a demand for arbitration (hereinafter referred to as Demand for Arbitration) of any controversy or dispute between the Parties shall be filed in writing with the AAA by the Party seeking arbitration and a copy of same shall be served contemporaneously with such filing on the other Party. The notice shall state, with specificity, the nature of the dispute and the remedy sought. After such notice has been filed, the Parties may make discovery of any matter relevant to such dispute before the hearing, to the extent and in the manner provided by the Rules Governing Civil Practice in the Superior Court contained in the Rules Governing the Courts of the State of New Jersey. Any question that may arise with respect to the obligations of the Parties relative to discovery and/or relative to the protection of the discovery materials shall be referred solely to the arbitrator selected by the AAA. His determination shall be final and conclusive. Discovery shall be completed not later than ninety (90) days after filing of the notice of arbitration unless such period for discovery is extended by the arbitrator selected by the AAA, upon a showing of good cause by either Party to the arbitration.

         The arbitrators may consider any material that is relevant to the subject matter of any such controversy even if such material might also be relevant to an issue or issues not subject to arbitration hereunder. A stenographic record shall be made of any arbitration hearing.

         Any costs associated with any arbitration under this Article XV, including but not limited to attorney fees and witness expenses, shall be paid by the Party against whom an award is entered unless the arbitrators by their award otherwise provide.

         Arbitration may not be utilized and the arbitrators selected in accordance with this Article XV shall not possess the authority or power to alter, amend or modify any of the terms or conditions or charges set forth in this Agreement, and further, the arbitrators may not enter any award which alters, amends or modifies such terms, conditions or charges in any form or manner.

         Notwithstanding anything herein to the contrary, each of the Parties hereby agrees that the provisions of this Article XV are intended to operate, and shall operate, such that, in the event a dispute arises hereunder which is submitted to arbitration and arbitration proceedings are initiated under Article XV of the Amended and Restated PPA with respect to substantially the same dispute or with respect to another dispute involving substantially the same facts, such disputes shall be resolved, jointly in a single proceeding by the arbitration proceedings initiated under Article XV of the Amended and Restated PPA. Such proceedings shall be conducted in accordance with the provisions of
Article XV of the Amended and Restated PPA. Seller hereby agrees to be bound under this Agreement by the decision and award of the arbitration panel in such proceedings.

                                  ARTICLE XVI

                                ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the Parties with respect to the matters contained herein and all prior agreements with respect thereto are superseded hereby. Each Party confirms that it is not relying on any oral representations or warranties of the other Party except as specifically set forth herein. No additions, amendments or modifications hereof or of any terms included herein shall be binding unless duly executed by both Parties.

                                  ARTICLE XVII

                              ASSIGNMENT/TRANSFER.

         Buyer may at any time and from time to time during the term of this Agreement, assign its rights in this Agreement, without the consent of Seller, to any Financier(s). Seller shall, at Buyer's request, execute a consent to assignment provided that the terms and conditions of same are reasonably acceptable to Buyer and Seller. Upon written notice to Seller, Buyer may transfer its rights and obligations under this Agreement to El Paso Merchant Energy Holding Company or any entity (i) controlling, controlled by or under common control with El Paso Merchant Energy Holding Company or Buyer, or (ii) which has a credit rating by Moody's and Standard & Poor's at least equal to Baa3, in the case of Moody's or BBB-, in the case of Standard and Poor's. Seller may not assign its rights and/or transfer its rights and obligations under this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall prevent Buyer from pledging or mortgaging all or any part of its assets or interests in connection with any financing for or related to the transactions contemplated herein.

         Except as otherwise provided herein, Buyer may not assign its rights and/or transfer its obligations under this Agreement without the prior written consent of Seller. Seller shall not unreasonably delay or withhold any approval of an assignment or assignment/transfer by Buyer provided that the assignee or assignee/transferee agrees to be bound by, subject to and to comply with the terms and conditions of this Agreement.

                                 ARTICLE XVIII

                                   [RESERVED]



                                  ARTICLE XIX

                                   [RESERVED]



                                   ARTICLE XX

                                 CHOICE OF LAW

         This Agreement shall be interpreted, construed, governed by, performed and enforced in accordance with the laws of the State of New Jersey and federal law, where applicable. All questions concerning the validity, construction and enforceability of this Agreement as well as questions concerning the sufficiency or other aspects of performance under this Agreement shall be determined under the laws of the State of New Jersey without recourse to the law governing conflict of laws.

                                  ARTICLE XXI

                                    CAPTIONS

                  The subject headings of the Articles of this Agreement are inserted solely for the purpose of convenient reference and are not intended to, nor shall same affect the meaning of any provision of this Agreement.

                                  ARTICLE XXII

                                   COUNTERPART

         This Agreement may be executed in counterparts. Each shall be deemed an original but together shall constitute one and the same instrument.

                                 ARTICLE XXIII

                                  MISCELLANEOUS

         This Agreement and the obligations of the Parties hereunder are subject to all present and future valid laws and to all valid present and future orders, rules and regulations of any court or regulatory authority having jurisdiction.

         In case of conflict between any provisions hereof and any applicable law, regulation or regulatory order, such applicable law, regulation or regulatory order shall govern.

         All terms defined in this Agreement shall have the same defined meanings when used in any notice, correspondence, report or other document made or delivered pursuant to or in connection with this Agreement, unless the context shall otherwise require.

         Each reference herein to Seller and Buyer shall be deemed to include their respective successors and assigns.

         All of the covenants, warranties, undertakings and agreements of Seller and Buyer shall bind the respective Parties, their successors and assigns.

         References herein to Articles, Sections and Exhibits mean Articles, Sections and Exhibits to this Agreement unless otherwise specifically provided herein.

                                  ARTICLE XXIV

                                  RESERVATIONS

         No Party shall be prejudiced or bound, except as otherwise specifically provided herein, nor shall any Party be deemed to have approved, accepted, agreed or consented to any concept, theory or principle underlying or supposed to underlie any of the matters contained herein, including but not limited to any concept, theory, principle or method used to calculate the rates provided for herein.

         All Parties further understand and agree that the provisions of this Agreement relate only to the specific matter referred to herein and no Party or person waives any claim or right which it may otherwise have with respect to any matter not expressly provided for herein.

                                  ARTICLE XXV

                             SURVIVAL OF OBLIGATIONS

         Termination of this Agreement for any reason shall not relieve Buyer or Seller of any obligation accruing or arising with respect to the period prior to such termination and required by terms of this Agreement to be performed at date subsequent to the date of termination.

                                  ARTICLE XXVI

                                    NOTICES

         Any notice, request, demand, or statement which either Buyer or Seller may desire to give to the other shall be in writing and except as otherwise provided for in this Agreement shall be considered as duly delivered when mailed by certified mail or delivered against receipt by messenger or overnight courier addressed to said Party as follows:

             (a)      If to Seller
                      Managing Director, El Paso Merchant Energy, L.P. 1001 Louisiana Street
                      Houston, TX 77002

                      With electronic mail copies to:
                      kurt.regulski@elpaso.com
                      bob.erbrick@elpaso.com

             (b) If to Buyer or to such other person or address as the addressee may have specified in a notice duly given as provided herein:

                      Managing Director, El Paso Merchant Energy Holding Company 1001 Louisiana Street
                      Houston, TX 77002

                      Vice President, El Paso Merchant Energy Holding Company Two Newton Executive Park, Second Floor
                      2227 Washington Street
                      Newton, MA 02462

                      General counsel, El Paso Merchant Energy Holding Company 1001 Louisiana Street
                      Houston, TX 77002

                      With electronic mail copies to:
                      tim.sullivan@elpaso.com
                      dave.nickerson@elpaso.com
                      andrew.kidd@elpaso.com

Except as otherwise provided in this Agreement, routine communications and Billing Statements shall be considered as duly delivered when mailed by either certified or ordinary mail.

               (a)    If to Seller:

                      Vice President, El Paso Merchant Energy, L.P. 1001 Louisiana Street
                      Houston, TX 77002

                      With electronic mail copies to:
                      bob.erbrick@elpaso.com
                      michael.kinsey@elpaso.com

               (b) If to Buyer or to such other person or address as the addressee may have specified in a notice duly given as provided herein.

                      Contract Administrator - Cedar Brakes II, L.L,C. 1001 Louisiana Street
                      Houston, TX 77002

                      With electronic mail copies to:
                      tim.sullivan@elpaso.com
                      dave.nickerson@elpaso.com
                      andrew.kidd@elpaso.com

Monthly and Daily Schedules and Notices for Financial Settlement Energy

         Scheduling and Financial Settlement Energy information as set forth in
Article V(A) and Article VI(B) shall be provided by telephone between the Parties with the Party providing the notice also sending a follow-up email to the other Party before 4:00 p.m. EST on the same day. The Parties shall notify each other in writing or email prior to the Effective Date of the appropriate names and phone numbers to be used. The Parties agree that all telephone conversations may be recorded and that emails will be sent to distributions lists to be agreed to and changed as appropriate by the Parties.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date and year first above written.


                             CEDAR BRAKES II, L.L.C.


                                /s/ Clark C. Smith
                             ---------------------------------------------
                             By:    Clark C. Smith
                             Its:   President


                             EL PASO MERCHANT ENERGY, L.P.


                                /s/ Timothy D. Boum
                             --------------------------------------------
                             By:    Timothy D. Boum
                             Its:   Senior Vice President

EXHIBIT 1

                            Annual Energy Deliveries

Year                  Annual Quantity
                           (MWh)
-----                 ---------------
2001                       485,522(1)
2002                    [1,501,825]
2003                     1,501,825
2004                     1,501,825
2005                     1,501,825
2006                     1,501,825
2007                     1,501,825
2008                     1,447,524
2009                     1,171,424
2010                     1,171,424
2011                     1,171,424
2012                     1,171,424
2013                       205,400

(1) Note: The Annual Quantity will be reduced prorata for any delay in the Effective Date beyond September 5, 2001.


                                      1-1

EXHIBIT 2

                Contract Rate and Liquidated Damages Rate ($/MWh)

                                                   Liquidated
Year                   Contract Rate              Damages Rate
----                   -------------              ------------
2001                       32.00                     92.76
2002                       32.00                     80.88
2003                       32.00                     77.75
2004                       32.00                     80.01
2005                       32.00                     82.37
2006                       32.00                     84.82
2007                       32.00                     87.37
2008                       32.00                     90.07
2009                       32.00                     93.08
2010                       32.00                     95.98
2011                       32.00                     99.00
2012                       32.00                    102.15
2013                       32.00                    105.42

                                      2-1

EXHIBIT 3

                  CALCULATION OF THE DELIVERY POINT ADJUSTMENT

         The Delivery Point Adjustment for any hour equals the difference, if positive, between the Target Value ("TV") of the Energy delivered during the hour and the Actual Value ("AV") of the Energy delivered during the hour. For any hour in which the AV equals or exceeds the TV, the Delivery Point Adjustment shall equal zero. The following is the formula for calculating the Delivery Point Adjustment ("DPA").

     DPA = TV-AV

Where:

         TV = (.78 x TD x CLMP) + (.22 x TD x BLMP); provided that on and after November 1, 2008, TV = TD x CLMP.

         AV = (CD x CLMP) / (BD x BLMP) + (AD x ALMP).

         TD = Total deliveries during the hour = CD + BD + AD.

         CD = total quantity of Energy delivered during the hour at the Camden Delivery Point.

         BD = total quantity of Energy delivered during the hour at the Bayonne Delivery Point.

                                      3-1

EXHIBIT 4

                                    RESERVED
























                                      4-1

EXHIBIT 5

                        [FORM OF CONSENT TO ASSIGNMENT]
























                                      5-1

EXHIBIT 6

                               [FORM OF GUARANTY]






















                                      6-1